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                                                                    EXHIBIT 18.1

                  PREFERABILITY LETTER OF INDEPENDENT AUDITORS

To the Board of Trustees and
Shareholders of CenterPoint Properties Trust:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and issued our report thereon dated March 8, 2004. Note 6 to the financial statements describes a change in accounting principle related to certain forms of Tax Increment Financing (TIF) backed developer notes receivable from a cost reimbursement arrangement (resulting in an offset to construction costs) to a real estate tax abatement arrangement (resulting in an offset to real estate tax expense). It should be understood that the preferability of one acceptable method of accounting over another for TIF backed developer notes receivable has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

                                     /s/ PRICEWATERHOUSECOOPERS LLP

Chicago Illinois
March 8, 2004